Exhibit 5.1

Dechert LLP
1900 K Street, N.W.
Washington, DC 20006-1110
+1 202 261 3300 Main
+1 202 261 3333 Fax

September 21, 2026

abrdn Global Infrastructure Income Fund

1900 Market Street,

Suite 200

Philadelphia, PA 19103

Re:             Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel for abrdn Global Infrastructure Income Fund, a statutory trust organized under the laws of the State of Maryland (the “Fund”), in connection with the preparation and filing of a Registration Statement on Form N-2, as may be amended (the “Registration Statement”), as originally filed on September 15, 2026, with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement, dated September 21, 2026 as amended, supplemented or otherwise modified (the “Prospectus Supplement”) and, together with the base prospectus, dated as of September 15, 2026 (the “Prospectus”), included in the Registration Statement in connection with the issuance by the Fund to the holders of the Fund’s common shares of beneficial interest, par value $0.001 per share (the “Common Shares”), of transferable rights (the “Rights”) entitling the holders of such Rights to purchase upon the exercise of the Rights, up to an aggregate of 10,545,755 Common Shares (the “Shares”), filed with the Commission pursuant to Rule 424(b) under the Securities Act.

This opinion letter is being furnished to the Fund in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended, and we express no opinion herein as to any matter other than as to the legality of the Rights and the Shares.

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, the conformity with the respective originals to original documents of all documents submitted to us as certified, telecopies, or reproduced copies.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.	The Rights have been duly authorized by all requisite statutory trust action on the part of the Fund under the Maryland Statutory Trust Act and the Rights, when duly issued in accordance with the Registration Statement and Prospectus Supplement and the provisions of an applicable subscription certificate and any applicable and valid and binding subscription agreement, will be validly issued.

2.	The Shares have been duly authorized by all requisite statutory trust action on the part of the Fund under the Maryland Statutory Trust Act and the Shares, when (a) duly issued upon exercise of Subscription Rights as contemplated by the Registration Statement and Prospectus Supplement and (b) delivered to the purchaser or purchasers thereof against receipt by the Fund of such lawful consideration therefor as the Board of Trustees (or a duly authorized committee thereof) may lawfully determine and at a price per share not less than the per share par value of the Common Shares, will be validly issued, fully paid and nonassessable.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

In rendering the opinion above, insofar as it relates to the valid existence of the Fund, we have relied solely on a certificate of the Maryland State Department of Assessment and Taxation (the “SDAT”), dated as of a recent date, and such opinion is limited accordingly and is rendered as of the date of such certificate.

The opinions expressed herein are limited to the Maryland Statutory Trust Act, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Maryland. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Maryland.

The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also consent to the reference to this firm, as counsel to the Fund, in the Registration Statement, until such time as we revoke such consent. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP